News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES FIRST-QUARTER 2010 FINANCIAL RESULTS

OPERATING PROFIT OF $59 MILLION NEARLY QUADRUPLES OVER YEAR-AGO PERIOD; COMPANY REPORTS NET LOSS DRIVEN BY FOREIGN EXCHANGE LOSSES

BLUE BELL, Pa., April 27, 2010 - Unisys Corporation (NYSE: UIS) today reported a first-quarter 2010 net loss of $11.6 million, or a loss of 27 cents per diluted share. The results included approximately $35 million of pre-tax foreign exchange losses in Other Income/Expense, including $20 million relating to the January 2010 currency devaluation in Venezuela. In the first quarter of 2009, the company reported a net loss of $24.4 million, or 66 cents per diluted share, which included approximately $7 million of foreign exchange losses in Other Income/Expense.

The company's operating profit nearly quadrupled to $58.9 million in the first quarter of 2010 compared with operating profit of $15.0 million in the first quarter of 2009.

Revenue in the first quarter of 2010 declined 7 percent to $998 million compared with $1.07 billion in the year-ago quarter. Approximately two percentage points of the decline was due to divested businesses. Foreign exchange rates had an approximately 5 percentage-point positive impact on revenue in the quarter.

"We made continued progress in the quarter in enhancing the profitability of the business," said Unisys Chairman and CEO Ed Coleman. "Operating margins improved significantly year-over-year in both our services and technology segments as we continue to streamline and simplify our operations, reduce costs, and focus on profitable businesses that build on our core areas of strength. We also made further progress in reducing debt and de-leveraging our balance sheet.

"While we continue efforts to enhance our margins and profitability, we recognize the importance of stabilizing our revenue and were encouraged by double-digit growth in services orders in the quarter as well as a second straight quarter of year-over-year ClearPath sales growth," Coleman said. "These are positive signs that clients see value in the portfolio of services and technology that we have rolled out over the past year."

OVERALL FIRST-QUARTER HIGHLIGHTS
Results of the company's health information management business, which the company has agreed to sell, are being reported as a discontinued operation.

Revenue in the United States declined 16 percent to $430 million, with about half of the decline coming in the company's federal business. Revenue in international markets grew 1 percent to $568 million. Foreign currency fluctuations had an approximately 10 percentage-point positive impact on international revenue in the quarter.

Unisys reported a first-quarter gross profit margin of 23.7 percent, up from
20.0 percent a year ago, reflecting higher ClearPath sales and improved cost efficiencies in services delivery. Reflecting these factors as well as reductions in operating expenses, the company's first-quarter operating profit margin increased to 5.9 percent compared with an operating profit margin of 1.4 percent a year ago.

FIRST-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 9 percent compared with the year-ago quarter. Foreign currency fluctuations had an approximately 5 percentage-point positive impact on services revenue in the quarter. Gross profit margin in the services business improved to 18.2 percent compared with
15.8 percent a year ago, while services operating margin improved to 4.6 percent compared with 2.0 percent a year ago.

Services orders showed double-digit growth from year-ago levels, primarily driven by order gains for outsourcing and systems integration and consulting. Services order backlog at March 31, 2010 was $5.9 billion, up from $5.3 billion at March 31, 2009 and down from $6.1 billion of services backlog at year-end 2009.

Customer revenue in the company's technology segment increased 9 percent from the first quarter of 2009, driven by double-digit growth in ClearPath mainframe revenue. Foreign currency fluctuations had an approximately 7 percentage-point positive impact on technology revenue in the quarter. Driven by the higher ClearPath sales, the company reported a technology gross profit margin of 52.2 percent and an operating profit margin of 13.7 percent in the quarter. These compared with a gross profit margin of 33.3 percent and operating margin of (11.6) percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
During the quarter Unisys repaid the remaining $64.9 million principal amount of senior notes due March 2010. Over the past year the company has reduced its long-term debt by approximately $200 million.

Additionally, during the first quarter Unisys did not draw against its available $150 million U.S. accounts receivable securitization facility. The company had utilized $100 million of this facility as of December 31, 2009.

Unisys used $28 million of cash from operations in the first quarter of 2010, including the $100 million reduction in receivables sold through its securitization facility. This compared with cash flow generated of $39 million in the first quarter of 2009.

Capital expenditures in the first quarter of 2010 increased to $69 million compared with $47 million in the year-ago quarter, primarily reflecting increased investments in assets related to new outsourcing contracts. After capital expenditures, the company used $97 million of free cash flow in the first quarter of 2010 compared with free cash usage of $8 million in the first quarter of 2009.

At March 31, 2010, the company reported $469 million of cash on hand, down from $648 million of cash on hand at December 31, 2009. The change in cash levels from year-end 2009 primarily reflected the reduced utilization of the U.S. accounts receivables facility and the debt repayment in the quarter.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 25,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the economic and business environment; the company's ability to access external credit markets; the company's significant pension obligations; the success of the company's turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the company's industry; the company's ability to retain significant clients; the company's ability to grow outsourcing; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0427/8965

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                           Three Months
                                          Ended March 31
                                       -------------------
                                         2010       2009 *
                                       --------   --------
Revenue
  Services                               $871.4     $956.6
  Technology                              126.9      116.1
                                       --------   --------
                                          998.3    1,072.7
Costs and expenses
  Cost of revenue:
    Services                              707.6      786.4
    Technology                             54.6       71.8
                                       --------   --------
                                          762.2      858.2
Selling, general and
  administrative                          156.4      172.1
Research and development                   20.8       27.4
                                       --------   --------
                                          939.4    1,057.7
                                       --------   --------
Operating profit                           58.9       15.0

Interest expense                           26.5       21.8
Other income (expense), net               (36.8)      (6.7)
                                       --------   --------
Loss from continuing operations
  before income taxes                      (4.4)     (13.5)
Provision for income taxes                 11.3       12.8
                                       --------   --------
Consolidated net loss
  from continuing operations              (15.7)     (26.3)
Net income attributable to
  noncontrolling interests                 (1.2)      (2.3)
                                       --------   --------
Net loss from continuing
  operations attributable
  to Unisys Corporation                   (16.9)     (28.6)
Income from discontinued operations,
  net of taxes                              5.3        4.2
                                       --------   --------
Net loss attributable to
  Unisys Corporation                     ($11.6)    ($24.4)
                                       ========   ========
Earnings (loss) per share attributable
  to Unisys Corporation
Basic
  Continuing operations                 ($  .40)   ($  .77)
  Discontinued operations                $  .13     $  .11
                                       --------   --------
      Total                             ($  .27)   ($  .66)
                                       ========   ========
Diluted
  Continuing operations                 ($  .40)   ($  .77)
  Discontinued operations                $  .13     $  .11
                                       --------   --------
      Total                             ($  .27)   ($  .66)
                                       ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                  42,398     37,005
                                       ========   ========
  Diluted                                42,398     37,005
                                       ========   ========
  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2010
------------------
Customer revenue        $998.3                $871.4      $126.9
Intersegment                       ($23.0)       0.8        22.2
                      --------   --------   --------    --------
Total revenue           $998.3     ($23.0)    $872.2      $149.1
                      ========   ========   ========    ========

Gross profit percent     23.7%                 18.2%       52.2%
                      ========              ========    ========
Operating profit
  percent                 5.9%                  4.6%       13.7%
                      ========              ========    ========
Three Months Ended
March 31, 2009 *
------------------
Customer revenue      $1,072.7                $956.6      $116.1
Intersegment                       ($37.9)       1.7        36.2
                      --------   --------   --------    --------
Total revenue         $1,072.7     ($37.9)    $958.3      $152.3
                      ========   ========   ========    ========

Gross profit percent     20.0%                 15.8%       33.3%
                      ========              ========    ========
Operating profit (loss)
  percent                 1.4%                  2.0%      (11.6%)
                      ========              ========    ========

  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         March 31,   December 31,
                                           2010         2009 *
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $468.5       $647.6
Accounts and notes receivable, net           736.7        779.7
Inventories
   Parts and finished equipment               62.7         57.5
   Work in process and materials              40.3         43.0
Deferred income taxes                         13.1         19.9
Prepaid expense and other
 current assets                              131.2        141.8
Assets of discontinued operations             98.0         82.1
                                        ----------   ----------
Total                                      1,550.5      1,771.6
                                        ----------   ----------
Properties                                 1,360.4      1,370.6
Less accumulated depreciation
  and amortization                         1,140.5      1,143.2
                                        ----------   ----------
Properties, net                              219.9        227.4
                                        ----------   ----------
Outsourcing assets, net                      204.5        213.7
Marketable software, net                     149.2        151.5
Deferred income taxes                        174.9        180.6
Goodwill                                     195.8        198.5
Other long-term assets                       217.0        213.6
                                        ----------   ----------
Total                                     $2,711.8     $2,956.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Notes payable                                 $1.8         $0.0
Current maturities of long-term debt            .8         65.8
Accounts payable                             278.6        300.4
Other accrued liabilities                    904.6      1,017.7
Liabilities of discontinued operations        44.1         39.2
                                        ----------   ----------
Total                                      1,229.9      1,423.1
                                        ----------   ----------
Long-term debt                               846.6        845.9
Long-term postretirement liabilities       1,562.6      1,640.6
Other long-term liabilities                  294.4        319.0
Commitments and contingencies
Total stockholders' deficit               (1,221.7)    (1,271.7)
                                        ----------   ----------
Total                                     $2,711.8     $2,956.9
                                        ==========   ==========
 * Reclassified for discontinued operations

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                            Three Months Ended
                                                 March 31
                                           --------------------
                                             2010        2009
                                           --------    --------
Cash flows from operating activities
Consolidated net loss from
 continuing operations                       ($15.7)     ($26.3)
Income from discontinued operations,
 net of taxes                                   5.3         4.2
Add (deduct) items to reconcile
 consolidated net loss to net cash
 (used for) provided by operating
 activities:
Foreign currency translation loss              19.9           -
Employee stock compensation expense             4.9         2.1
Depreciation and amortization
 of properties                                 20.5        23.7
Depreciation and amortization of
 outsourcing assets                            30.2        34.8
Amortization of marketable software            16.2        25.2
Disposals of capital assets                     2.7        16.0
Loss on sale of assets                          2.8           -
Decrease in deferred income
 taxes, net                                     1.2         7.3
Decrease in receivables, net                   21.3        83.7
(Increase) decrease in inventories             (3.6)       11.8
Decrease in accounts payable
 and other accrued liabilities                (85.8)     (116.8)
Decrease in other liabilities                 (24.7)       (4.5)
Increase in other assets                      (24.5)      (21.7)
Other                                            .9         (.2)
                                            -------     -------
Net cash (used for) provided by
  operating activities                        (28.4)       39.3
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    107.8        94.3
 Purchases of investments                    (108.3)      (94.4)
 Collateralized letters of credit                .5       (61.2)
 Investment in marketable software            (14.8)      (15.5)
 Capital additions of properties              (14.8)       (9.9)
 Capital additions of outsourcing assets      (39.0)      (21.9)
 Purchases of businesses                          -         (.4)
 Proceeds from sale of assets                   4.4           -
                                            -------     -------
Net cash used for investing activities        (64.2)     (109.0)
                                            -------     -------
Cash flows from financing activities
 Net proceeds from short-term borrowings        1.8          .1
 Proceeds from exercise of stock options        1.1           -
 Payments of long-term debt                   (64.9)          -
 Financing fees                                 (.1)          -
                                            -------     -------
Net cash (used for) provided by
  financing activities                        (62.1)         .1
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                         (24.4)       (5.7)
                                            -------     -------
Decrease in cash and cash equivalents        (179.1)      (75.3)
Cash and cash equivalents, beginning of
 period                                       647.6       544.0
                                            -------     -------
Cash and cash equivalents, end of period     $468.5      $468.7
                                            =======     =======